Exhibit 4.24

Level 31

One Churchill Place

London

E14 5HP

STRICTLY PRIVATE AND CONFIDENTIAL

James E. Staley

One Churchill Place

London

E14 5HP

1 September 2016

Dear Jes

Transfer of Employment to Barclays PLC

I write to confirm that with effect from 1 October 2016 (the “Effective Date”), your employment under your employment contract dated 27 October 2015 (the “Agreement”) will transfer by consent from Barclays Bank Plc to Barclays PLC.

With effect from the Effective Date your employing company under the Agreement (referred to within the Agreement as the “Company”) will be Barclays PLC.

Your terms and conditions of employment and benefit entitlements as set out in the Agreement will remain in full force and effect following the transfer of your employment to Barclays PLC.

Please sign and return the attached duplicate of this letter to confirm your agreement to the transfer of your employment to Barclays PLC on the terms set out in this letter

Yours sincerely,

Stephen Whitehead

Group HR Chief Operating Officer

For and on behalf of Barclays PLC and Barclays Bank Plc

I confirm my agreement to the transfer of my employment to Barclays PLC on the terms set out above with effect from 1 October 2016

Signed

Date